Exhibit 10.6

                                                     Conformed Copy


                       EMPLOYMENT AGREEMENT


           THIS AGREEMENT, dated as of December 11, 1995, by and between DEL MONTE CORPORATION, a New York corporation (the
"Company"), and BRIAN E. HAYCOX (hereinafter called the
"Executive").

                       W I T N E S S E T H:

           WHEREAS, the Company desires to employ the Executive and the Executive is willing to serve as an employee of the Company, subject to the terms and conditions of this Agreement;

           NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1. Employment

           During the Term of Employment, as defined in Section 3 hereof, the Company shall employ the Executive, and the Executive shall perform services for the Company, as the Co-Chairman and Co-Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement.

Section 2. Duties

           During the Term of Employment, the Executive shall, together with the other Co-Chairman and Co-Chief Executive Officer of the Company, be responsible for the general management of the affairs of the Company, with such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the "Board") that are appropriate for the Co-Chairman and Co-Chief Executive Officer of the Company. All determinations or actions by the



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Executive in the capacity of Co-Chairman and Co-Chief Executive
Officer that are material to the operations, financial condition or prospects of the Company shall require the concurrence of the other Co-Chairman and Co-Chief Executive Officer of the Company. It is also the intention of the parties that the Executive serve as a director of the Company. The Executive shall also serve, if requested, as an officer or director of any subsidiary or affiliate of the Company.

           The Executive shall devote his full business time, attention and efforts to the performance of services for the Company, its affiliates and subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, managing his personal investments, and serving as a member of boards of directors of other business companies or in other business capacities as the Board may from time to time agree to, to the extent that such activities do not inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company, its subsidiaries and affiliates.

Section 3. Term of Employment

           The Term of Employment of this Agreement shall commence on December 11, 1995 and end on December 31, 1997, unless terminated earlier as set forth herein.

Section 4. Cash Compensation

           (a) Base Salary. The Executive shall receive, as compensation for his duties and obligations to the Company, a salary at an annual rate of $750,000 (the "Base Salary"). The Base Salary shall be payable in substantially equal installments in accordance with the Company's standard payroll practices.

           (b) New Management Equity Plan. The Executive shall be eligible to participate in the Company's New Management Equity
Plan (the "LTIP") on the terms set forth


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therein; provided, however, that the Executive shall be entitled to a minimum payment of $500,000 under the LTIP, payable on the earlier of (i) the date that he would otherwise receive payment under the LTIP (in which event the Executive shall receive the greater of (x) $500,000 or (y) the amount the Executive would otherwise receive under the LTIP); or (ii) December 31, 1997 (in which event the Executive shall, provided he has not previously received payment under the LTIP or clause (i) above, receive $500,000); provided, further, that in the event the Executive receives payment under clause (ii) above, the amount of such payment shall be offset against and reduce any subsequent payment to Executive under the LTIP. Notwithstanding the foregoing, the Executive shall not be entitled to receive such $500,000 payment if the Company has terminated his employment for Cause (as defined herein) or if (on or before the earlier of (A) December 31, 1997 or (B) the date the Executive shall otherwise receive payment under the LTIP) the Executive has terminated his employment without Good Reason (also as defined herein); provided, however, that no termination of the Executive's employment for any reason (including without limitation as a result of expiration of this Agreement without renewal at the end of the Term of Employment) other than as set forth in this sentence above shall be deemed in any way to limit the Executive's right to such $500,000 payment.

Section 5. Other Benefit and Compensation Programs and Plans

           (a) Employee Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit and perquisite programs of the Company in effect from time to time for senior executive officers, including without limitation, pension and other retirement plans, profit sharing plans, group life insurance, hospitalization, medical and dental coverage and long-term disability insurance. On and after the date hereof, the


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Executive shall be 100% vested in the amounts accrued on his behalf under the non-qualified portion of the Company's Personal
Retirement Account (the "PRA").

           (b) Vacations and Sick Leave. The Executive shall be entitled to vacation and sick leave each year, in accordance with the Company's policies in effect from time to time, provided, however, that the Executive shall be entitled to a four (4) weeks vacation per year.

           (c) Expenses. The Executive is authorized to incur reasonable expense in carrying out his duties and responsibilities under this Agreement, including expenses for travel and similar items related to such duties and responsibilities, in accordance with the Company's established policies. The Company will reimburse the Executive for all such expenses upon presentation by the Executive from time to time of an appropriate itemized account of such expenditures.

           (d) Relocation. The Executive shall be entitled to relocation benefits as set forth on Exhibit A hereto.

           (e) No Other Compensation. The payments, benefits and perquisites provided to the Executive under Section 4 and this
Section 5 shall be the sole compensation, benefits and perquisites to which the Executive is entitled from the Company, its subsidiaries and affiliates, and, without limiting the foregoing, the parties agree that the Executive shall not participate in the Company's Annual Incentive Award Plan (or any successor thereto).

Section 6. Directors' and Officers' Liability

           The Company shall indemnify the Executive and provide the Executive with directors' and officers' liability coverage and shall maintain the indemnification and directors' and officers' liability insurance coverage at levels of coverage and protection no less favorable than that provided by the Company for any director or officer of the Company, as applicable.


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The directors' and officers' coverage and indemnification
provided herein shall continue, as to the Executive, throughout the period of any applicable statute of limitations.

Section 7. Termination

           (a) Termination for Cause. In order to terminate the employment of the Executive for Cause, the Company must deliver to the Executive a Notice of Termination given within ninety (90) days after the Board both (i) has or should have had knowledge of conduct or an event allegedly constituting Cause, and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the membership of the Board, excluding members who are employees of the Company, at a meeting called for the purpose of determining that the Executive has engaged in conduct which constitutes Cause (and at which the Executive had a reasonable opportunity, together with his counsel, to be heard before the Board prior to such vote).

           For purposes of this Agreement "Cause" shall mean (A) the Executive is convicted of, or has plead guilty or nolo contendere to, a felony; (B) the willful and continued failure by the Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Company which specifically identities the manner in which the Company believes the Executive has not substantially performed his duties; (C) the Executive engaging in conduct that constitutes gross neglect or willful misconduct in carrying out his duties under this Agreement involving material economic harm to the Company or any of its subsidiaries; or (D) the Executive having engaged in a material breach of Sections 9 or 10 of this Agreement. The Executive shall have ten (10) days


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following receipt of the Notice of Termination to cure his
conduct, to the extent such cure is possible. If the Executive does not cure within the ten (10) day period, his termination of employment in accordance with the Notice of Termination shall be deemed to be for Cause.

           In the event of termination of the Executive's employment by the Company for Cause, the Executive shall only be entitled to:

           (A) any accrued but unpaid salary through his date of termination;

           (B) reimbursement for business expenses incurred prior to the date of termination; and

           (C) other or additional benefits in accordance with the applicable employee benefit programs of the Company referred to in Section 5(a).

           (b) Death or Disability. In the event of the death or Disability of the Executive, the Executive's employment shall be terminated as of the date of such death or Disability, and the Executive, or the Executive's estate or legal representative, as appropriate, shall be entitled to the amounts referred to in paragraph (a) of this Section, together with any applicable amounts under the LTIP.

           In the event of a termination for Disability, the Executive shall also be entitled to (i) an amount equal to the sum of 100% of his Base Salary, for a period of 12 months from the date of his termination of employment, less the amount of any salary replacement benefits provided to the Executive by the Company (other than benefits attributable to the Executive's own contributions) under any disability plan and (ii) continued participation for a period of 12 months in the medical, dental, hospitalization and group life insurance programs of the Executive in which he was participating on the date of termination of his employment due to Disability; provided, however, that nothing herein shall be deemed to limit any amounts or benefits to which


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the Executive is otherwise entitled under the terms of the
Company's disability or other plans (as in effect from time to time).

           For purposes of this Agreement, "Disability" shall mean (A) "total and permanent disability", as defined in the Company's long-term disability plan for senior executives (or such other Company-provided long-term disability benefit plan sponsored by the Company in which the Executive participates at the time the determination of Disability is made) (the "Disability Plan"), or (B) such other condition which permits the Executive to qualify for salary replacement benefits under the Disability Plan; provided, however, that no termination of the employment of the Executive for Disability shall become effective
(x) prior to the expiration of six (6) months after the date the Executive first incurs the condition giving rise to the Disability or (y) while the Executive is substantially performing the regular duties associated with his employment hereunder.

           (c) Sale. The Term of Employment shall automatically terminate upon consummation of a "Sale", or, at the option of the Company (if mutually agreed by Company and the purchaser(s) in such Sale), on a date specified by the Company that is no later than 150 days following consummation of such "Sale" (any such period following consummation of a Sale being the "Transition Period", which shall in no event extend beyond December 31,
1997); provided that the Executive's duties and authority during any Transition Period shall be limited to providing the purchaser(s) in such Sale with such consultation and assistance in transition to new ownership as such purchaser(s) may reasonably request on a basis consistent with the senior executive duties previously carried out by the Executive. For purposes of this Agreement, a "Sale" shall mean a sale or transfer, other than as a result of an initial public offering of shares of any class of stock of the Company or of its parent, Del Monte Foods Company ("DMFC"), of all


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or substantially all of the capital stock or assets of the
Company or DMFC (whether carried out by means of a sale of stock, sale of assets, merger, consolidation or otherwise), to one or more purchasers unaffiliated with the Company or DMFC.

           (d) Termination Without Cause, for Good Reason or upon a Sale. If the Company terminates the Executive's employment prior to the end of the Term of Employment without Cause, or in the event the Executive terminates employment prior to the end of the Term of Employment for Good Reason, or in the event the Executive's employment terminates prior to the end of the Term of Employment under paragraph (c) of this Section as a result of a Sale, the Company shall pay the Executive, in a lump sum within ten (10) days following his termination of employment, an amount equal to the Executive's Base Salary that would have been earned through December 31, 1997. The Executive shall also be entitled to:

           (1) the amounts referred to in paragraph (a) of this Section;

           (2) any applicable amounts under the LTIP; and

           (3) continued participation in the medical, dental, hospitalization and group life insurance coverage in which he was participating on the date of the termination of his employment, until the earlier of:

                (A)  December 31, 1997; and

                (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such as coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis).

           The Executive must, within ninety (90) days after the Executive knows or should have known of the occurrence of an event or circumstances which would give him reason to


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believe constitutes Good Reason, give thirty (30) days prior written notice of his intent to terminate employment for Good Reason which notice sets forth the event or circumstances believed to constitute Good Reason. Upon receipt of such notice, the Company shall have ten (10) days to cure its conduct, to the extent such cure is possible. If the Company does not cure within the ten (10) day period, the Executive's termination of employment in accordance with his written notice shall be deemed to be for Good Reason.

           For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Executive's express written consent):

           (i) the removal of or failure to elect or reelect the Executive, during the Term of Employment, as Co-Chief
      Executive Officer and Co-Chairman of the Board;

           (ii) a material diminution in the Executive's duties or responsibilities or the assignment to the Executive of duties or responsibilities which are materially inconsistent with his then current duties and responsibilities; or

           (iii any material breach by the Company of any provision of this Agreement.

           (e) Termination Without Good Reason. In the event of a termination of employment by the Executive without Good Reason
(other than a termination due to death or Disability), the Executive shall have the same entitlements as provided in paragraph (a) of this Section for termination for Cause.

Section 8. Mitigation

           The Executive shall not be required to mitigate the amount of any payments or benefits provided for in Section 7(d) hereof by seeking other employment or otherwise, and no amounts earned by the Executive shall be used to reduce or offset the amounts payable hereunder, expect as otherwise provided in
Section 7(d).


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Section 9. Agreement Not to Compete

           (a) The Executive hereby covenants and agrees that at no time during the period of his employment with the Company will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting services to, be employed by, or own, manage, operate or control any business which is in competition with any business engaged in by the Company or any of its subsidiaries or affiliates in any state of the United States or other jurisdiction in which any of them are engaged in business. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company.

           (b) The Executive hereby covenants and agrees that at all times during the period of his employment with the Company the Executive shall not employ or seek to employ any person employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

           (c) It is the intention of the parties hereto that the restrictions contained in this Section be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States or other jurisdictions, then such state(s) or other jurisdiction(s) shall be eliminated from the territory to which the restrictions of paragraph (a) of this Section


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apply and the restrictions shall remain applicable in all
other states of the United States and other jurisdictions.

Section 10. Confidential Information

           The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its subsidiaries and affiliates learned by him from the Company or any such subsidiary or affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its subsidiaries or affiliates, whether during or after his period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company, subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any subsidiary's or affiliate's business and all property of the Company or any subsidiary or affiliate


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associated therewith, which he may then possess or have
under his direct control, other than personal notes, diaries, rolodexes and correspondence.

Section 11. Remedy

           Should the Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 9 or 10 hereof, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restricting the Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

Section 12. Successors and Assigns

           This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of interstate succession) or by the Company.

Section 13. Representations

           The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement to which it is a party or by which it is bound. The Executive represents that he knows of no agreement to which he is a party or by which he is bound that would be violated by the performance of his obligations under this Agreement.


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Section 14. Governing Law

           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

Section 15. Entire Agreement

           This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements as to employment of the Executive by the Company. This Agreement cannot be amended, changed or modified without the written consent of the parties hereto.

Section 16. Waiver of Breach

           The waiver by either party of a breach of any term of this Agreement shall not operate nor be construed as a waiver of any subsequent breach thereof. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

Section 17. Survivorship

           The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

Section 18. Beneficiaries/References

           The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.


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Section 19. Notice

           Any notice, report, request or other communication given under this Agreement shall be written and shall be effective upon delivery personally or when sent by certified or registered mail, postage prepaid, return receipt requested.

           Unless otherwise notified by any of the parties, notices shall be sent to the parties as follows:

           To the Company:

           Del Monte Corporation
           One Market Plaza
           San Francisco, CA  94105
           Attn:     General Counsel

           To the Executive:

           c/o Del Monte Corporation
           One Market Plaza
           San Francisco, CA  94105

Section 20. Severability

           If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 21. Headings

           The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


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Section 22. Counterparts

           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  DEL MONTE CORPORATION


                                  By:  /s/ David L. Meyers
                                     ---------------------------
                                     Name:
                                     Title:


                                      /s/ Brian E. Haycox
                                     ---------------------------
                                     BRIAN E. HAYCOX

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                             EXHIBIT A

           Executive shall be eligible to participate in the Del Monte Foods Relocation Policy -- New Hire with Experience -- Level III (Homeowner) or the Del Monte Relocation --Transferee Policy (Homeowner), whichever of such policies taken as a whole is more favorable to Executive (such more favorable policy being sometimes herein referred to as the "Policy"), supplemented as follows:

           1. Guaranteed value of existing home(s) for purposes of the Policy shall be the greater of (i) the value determined in accordance with the Policy's appraisal procedure (including any increase therein based on a third party offer) or (ii) the original cost including improvements to the Executive of the home(s).

           2. The program shall cover two homes of Paul Mullan located in Medford, New Jersey and one home (including boat slip) of Brian Haycox located in Miami, Florida.

           3. The program shall cover relocation from San
Francisco area to any destination within the continental United
States upon termination or expiration of the Executive's
Employment Agreement on the same basis as the relocation to the San Francisco area upon commencement of employment.

           4. Executive shall receive one month's salary upon each of the relocation to San Francisco and the relocation from San Francisco to cover incidental relocation expenses.

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